Exhibit (4)

Agreement and Plan of Reorganization

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made as of the ___ day of ________, 2016, by and between the VALUE LINE FUNDS INVESTMENT TRUST, a Massachusetts business trust (the “Trust”), on behalf of its series, Value Line Defensive Strategies Fund (the “Acquiring Fund”), with its principal place of business at 7 Times Square, 21st Floor, New York, New York 10036-6524, and ADVISORS SERIES TRUST, a Delaware statutory trust (“AST”), on behalf of its series, Alpha Defensive Alternatives Fund (the “Acquired Fund”), with its principal place of business at 615 East Michigan Street, Milwaukee, Wisconsin 53202. The Acquiring Fund and the Acquired Fund are sometimes referred to collectively herein as the “Funds” and individually as a “Fund.” Each of EULAV Asset Management, a Delaware statutory trust (the “Manager”), and Alpha Capital Funds Management LLC, a Georgia limited liability company (“Alpha Capital”), join this Agreement and are parties hereto solely for purposes of Paragraph 8.2.

This Agreement is intended to be and is adopted as a plan of a “reorganization” as defined in Section 368(a)(1)(F) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder. The reorganization (the “Reorganization”) will consist of (1) the transfer of all of the assets of the Acquired Fund to the Acquiring Fund solely in exchange for (A) the issuance of Institutional Class shares of beneficial interest of the Acquiring Fund (collectively, the “Acquiring Fund Shares” and each, an “Acquiring Fund Share”) to the Acquired Fund, and (B) the assumption by the Acquiring Fund of all of the Assumed Liabilities of the Acquired Fund (as defined in Paragraph 1.3 below), and (2) the distribution by the Acquired Fund, on or promptly after the closing date of the Reorganization (the “Closing Date”) as provided herein, of the Acquiring Fund Shares to the shareholders of the Acquired Fund in liquidation and dissolution of the Acquired Fund, all upon the terms and conditions hereinafter set forth in this Agreement.

WHEREAS, each of the Trust and AST is a registered investment company classified as a management company of the open-end type; and

WHEREAS, the Acquiring Fund is authorized to issue shares of beneficial interest;

NOW, THEREFORE, in consideration of the premises of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1.	TRANSFER OF ASSETS OF THE ACQUIRED FUND IN EXCHANGE FOR THE ACQUIRING FUND SHARES AND ASSUMPTION OF THE ASSUMED LIABILITIES; LIQUIDATION AND TERMINATION OF THE ACQUIRED FUND

1.1.    Subject to the terms and conditions herein set forth and on the basis of the representations and warranties contained herein, the Acquired Fund will transfer all of its assets as set forth in Paragraph 1.2 (the “Acquired Assets”) to the Acquiring Fund free and clear of all liens and encumbrances (other than those arising under the Securities Act of 1933, as amended (the “Securities Act”), liens for taxes not yet due and, as disclosed to the Acquiring Fund in writing in accordance with Paragraph 1.2, contractual restrictions, if any, on the transfer of the Acquired Assets) and the Acquiring Fund agrees in exchange therefor: (i) to deliver to the Acquired Fund a number of full and fractional Acquiring Fund Shares equal to the number of shares of Class I of the Acquired Fund as of the time and date set forth in Section 2; and (ii) to assume the Assumed Liabilities (as defined in Paragraph 1.3) of the Acquired Fund. Such transactions shall take place at the Closing (as defined below).

1.2.    (a)        The Acquired Assets shall consist of all of the Acquired Fund’s property, including, without limitation, all portfolio securities and instruments, dividends, interest and other receivables, cash, cash equivalents, goodwill, contractual rights and chooses in action of the Acquired Fund or the Acquired Fund in respect of the Acquired Fund, all other tangible and intangible property owned by the Acquired Fund, originals or copies of all books and records of the Acquired Fund, and all other assets of the Acquired Fund on the Closing Date. The Acquiring Fund shall also be entitled to receive copies of all records that the Acquired Fund is required to maintain under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the rules of the Securities and Exchange Commission (the “Commission”) thereunder to the extent such records pertain to the Acquired Fund.

(b)        The Acquired Fund has provided the Acquiring Fund with a list of all of the Acquired Fund’s securities and other assets as of the date of execution of this Agreement, specifically describing all contractual restrictions, if any, on the transfer of such assets. The Acquired Fund reserves the right to sell any of such securities or other assets before the Closing Date (except to the extent sales may be limited by representations of the Acquired Fund contained herein and made in connection with the issuance of the tax opinion provided for in Paragraph 7.5 hereof) and agrees not to acquire any portfolio security or other asset that is not an eligible investment for, or that would violate an investment policy or restriction of, the Acquiring Fund. For avoidance of doubt, reference is hereby made to Paragraph 4.1 of this Agreement pursuant to which the Acquired Fund agrees to operate its business in the ordinary course and to comply in all material respects with all applicable laws, rules and regulations between the date hereof and the Closing Date.

1.3.    The Acquired Fund will use its best efforts to identify and, to the extent practicable, discharge all of its known liabilities and obligations that are or will become due on or before the Closing. The Acquiring Fund will assume and pay when due all obligations and liabilities of any kind whatsoever of the Acquired Fund existing on or after the Closing Date of the Reorganization, whether known or unknown, absolute, accrued, contingent or otherwise, but excluding: (i) the Excluded Covered Liabilities (as defined below); (ii) fees and expenses in connection with the Agreement to be paid by persons as provided for in Paragraph 8.2 (which, for the sake of clarification, includes any liabilities, costs or charges related to the Acquired Fund’s expense limitation arrangement (including, but not limited to, any recoupment by Alpha Capital of any fees or expenses previously waived and/or reimbursed); and (iii) the obligations of the Acquired Fund to perform under this Agreement (collectively the “Assumed Liabilities”). The “Excluded Covered Liabilities” are any and all liabilities of the Acquired Fund that would otherwise be Assumed Liabilities and that are covered by any insurance policy of AST benefitting the Acquired Fund (all such policies collectively being the “AST Insurance Policy”) and any and all obligations of the Acquired Fund associated therewith (excluding for avoidance of doubt (x) the amount of any deductible or retention associated with a claim that the Acquired Fund could make under the AST Insurance Policy and (y)  the amount of any item that would otherwise be an Excluded Covered Liability to the extent that it exceeds the coverage available under the AST Insurance Policy). By way of example and not limitation, Excluded Covered Liabilities include liabilities of the Acquired Fund for breaches by the Acquired Fund of its representations, warranties and covenants set forth in this Agreement that are covered by the AST Insurance Policy.

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1.4.    On or as soon after the Closing Date as is conveniently practicable (the “Liquidation Date”), AST shall liquidate the Acquired Fund and distribute pro rata to its shareholders of record, determined as of the close of regular trading on the New York Stock Exchange on the Closing Date (the “Acquired Fund Shareholders”), the Acquiring Fund Shares received by the Acquired Fund pursuant to Paragraph 1.1 hereof. Each Acquired Fund Shareholder shall receive the number of Acquiring Fund Shares (the “Acquired Fund Shares”) that have an aggregate net asset value (“NAV”) equal to the aggregate NAV of the Acquired Fund Shares held of record by such Acquired Fund Shareholder on the Closing Date. Such liquidation and distribution will be accomplished by AST instructing the transfer agent for the Acquiring Fund to transfer the Acquiring Fund Shares then credited to the account of the Acquired Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund established and maintained by the Acquiring Fund’s transfer agent in the names of the Acquired Fund Shareholders and representing the respective pro rata number of the Acquiring Fund Shares due the Acquired Fund Shareholders. Such transfer agent shall promptly provide evidence of such liquidation and distribution. All issued and outstanding Acquired Fund Shares will simultaneously be redeemed and cancelled by the Acquired Fund on its books, and the Acquired Fund will be terminated as a series of AST. The Acquiring Fund shall not issue certificates representing the Acquiring Fund Shares in connection with such exchange.

1.5.    Ownership of Acquiring Fund Shares will be shown on the books of the Acquiring Fund’s transfer agent. Any certificates representing ownership of Acquired Fund Shares that remain outstanding on the Closing Date shall be deemed to be cancelled and shall no longer evidence ownership of Acquired Fund Shares.

1.6.    Any transfer taxes payable upon issuance of Acquiring Fund Shares in a name other than the registered holder of the Acquired Fund Shares on the books of the Acquired Fund as of that time shall, as a condition of such issuance and transfer, be paid by the person to whom such Acquiring Fund Shares are to be issued and transferred.

1.7.    Any reporting responsibility of the Acquired Fund for taxable periods ending on or before the Closing Date, including, but not limited to, the responsibility for filing of regulatory reports, Tax Returns (as defined in Paragraph 3.1), or other documents with the Commission, any state securities commissions, and any federal, state, or local tax authorities or any other relevant regulatory authority, is and shall remain the responsibility of the Acquired Fund. The costs of such reports shall be borne by the Acquired Fund or Alpha Capital.

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1.8.    The Acquired Fund’s rights under the AST Insurance Policy would be an Acquired Asset except such rights may not be assigned and transferred by the Acquired Fund to the Acquiring Fund (as a result of the provisions thereof without the consent or approval of the applicable insurance company, which such consent or approval is not expected to be obtained) or except if such rights were so assigned and transferred would result in a loss of such rights under the AST Insurance Policy. Accordingly, notwithstanding any other provision of this Agreement, (i) the Acquired Fund’s rights under the AST Insurance Policy shall not be assigned and transferred by the Acquired Fund to the Acquiring Fund at the Closing and the Acquiring Fund shall not assume the Excluded Covered Liabilities, (ii) AST covenants and agrees to continue from and after the Closing to name the Acquired Fund as a covered fund on the AST Insurance Policy, (iii) from and after the Closing, AST shall, upon the reasonable request of the Trust, pursue the Acquired Fund’s rights under the AST Insurance Policy at the expense of the Acquiring Fund and AST shall, solely from related recoveries under the AST Insurance Policy, discharge any and all Excluded Covered Liabilities, and (iv) the Trust, on behalf of the Acquiring Fund, shall cooperate, in all reasonable respects, with each other in respect of this Paragraph. AST will promptly assign, convey, transfer, and deliver to the Acquiring Fund any payment for the benefit of the Acquired Fund in connection with the AST Insurance Policy, to the extent that such payment exceeds the corresponding Excluded Covered Liability, and any such amount will be treated as included in the Acquired Assets.

2.	CLOSING AND CLOSING DATE

2.1.    The Closing Date shall be [June 10], 2016, or such later date as the parties may agree to in writing. All acts necessary to consummate the Reorganization (the “Closing”) shall be deemed to take place simultaneously as of 5:00 p.m. (Eastern time) on the Closing Date unless otherwise provided. The Closing shall be held at the principal offices of the Acquiring Fund or at such other place as the parties may agree in writing.

2.2.    Portfolio securities of the Acquired Fund that are held other than in book-entry form in the name of U.S. Bank National Association (the “Acquired Fund Custodian”) as custodian and record holder for the Acquired Fund shall be presented by the Acquired Fund to State Street Bank and Trust Company (the “Acquiring Fund Custodian”) for examination no later than three business days preceding the Closing Date, together with a description of all contractual restrictions, if any, on the transfer of the Acquired Assets. Such portfolio securities shall be delivered by the Acquired Fund to the Acquiring Fund Custodian for the account of the Acquiring Fund on the Closing Date, duly endorsed in proper form for transfer, in such condition as to constitute good delivery thereof in accordance with the custom of brokers, and shall be accompanied by all necessary federal and state stock transfer stamps or a check for the appropriate purchase price thereof. Portfolio securities held of record by the Acquired Fund Custodian in book-entry form on behalf of the Acquired Fund shall be delivered by the Acquired Fund Custodian through the Depository Trust Company to the Acquiring Fund Custodian and by the Acquiring Fund Custodian recording the beneficial ownership thereof by the Acquiring Fund on the Acquiring Fund Custodian’s records. Any cash maintained by the Acquired Fund shall be delivered by the Acquired Fund Custodian transmitting immediately available funds by wire transfer to the Acquiring Fund Custodian and the Acquiring Fund Custodian crediting such amount to the account of the Acquiring Fund.

2.3.    The Acquired Fund shall direct the Acquired Fund Custodian to deliver within one business day after the Closing a certificate of an authorized officer stating that: (a) the Acquired Assets have been delivered in proper form to the Acquiring Fund on the Closing Date, and (b) all necessary transfer taxes including all applicable federal and state stock transfer stamps, if any, have been paid, or provision for payment has been made in conjunction with the delivery of portfolio securities as part of the Acquired Assets.

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2.4.    If on the Closing Date the New York Stock Exchange is closed to trading or trading thereon shall be restricted, the Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored.

2.5.    The Acquired Fund shall deliver, or cause its transfer agent to deliver, at the Closing a list of the names, addresses, federal taxpayer identification numbers and backup withholding and nonresident alien withholding status and certificates of the Acquired Fund Shareholders and the number and percentage ownership of outstanding Acquired Fund Shares owned by each Acquired Fund Shareholder immediately before Closing, certified by the President or the Secretary of AST and its Treasurer, Secretary or other authorized officer (the “Shareholder List”) as being an accurate record of the information (a) provided by the Acquired Fund Shareholders, (b) provided by the Acquired Fund’s transfer agent, or (c) derived from AST’s records by such officers or one of AST’s service providers. The Acquiring Fund shall issue and deliver to the Acquired Fund a confirmation evidencing the Acquiring Fund Shares to be credited on the Closing Date, or provide evidence satisfactory to the Acquired Fund that such Acquiring Fund Shares have been credited to the Acquired Fund’s account on the books of the Acquiring Fund. At the Closing, each party shall deliver to the other such bills of sale, checks, assignments, assumptions, stock certificates, receipts, or other documents as such other party or its counsel may reasonably request.

3.	REPRESENTATIONS AND WARRANTIES

3.1.    Except as set forth on a disclosure schedule previously provided in writing by the Acquired Fund to the Acquiring Fund, AST, on behalf of the Acquired Fund, represents, warrants, and covenants to the Acquiring Fund, which representations, warranties, and covenants will be true and correct on the date hereof and on the Closing Date as though made on and as of the Closing Date, as follows:

(a)        The Acquired Fund is a series of AST. AST is a statutory trust validly existing and in good standing under the laws of the State of Delaware and has the power to own all of its properties and assets and, subject to approval by the Acquired Fund’s shareholders, to perform its obligations under this Agreement. The Acquired Fund is not required to qualify to do business in any jurisdiction in which it is not so qualified or where failure to qualify would subject it to any material liability or disability. Each of AST and the Acquired Fund has all necessary federal, state, and local authorizations to own all of its properties and assets and to carry on its business as now being conducted;

(b)        AST is a registered investment company classified as a management company of the open-end type, and its registration with the Commission as an investment company under the Investment Company Act is in full force and effect;

(c)        AST is not in violation of, and the execution and delivery of this Agreement and the performance of its obligations under this Agreement in respect of the Acquired Fund will not result in (i) a violation of, any provision of AST’s Declaration of Trust, including all amendments thereto (collectively, the “AST Declaration of Trust”), or By-Laws or any material agreement, indenture, instrument, contract, lease, or other undertaking with respect to the Acquired Fund to which it or AST is a party or by which the Acquired Fund or any of its assets are bound, or (ii) the acceleration of any obligation, or the imposition of any penalty under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Acquired Fund is a party or by which it is bound;

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(d)        No litigation or administrative proceeding or investigation of or before any court or governmental body is currently pending or to its knowledge threatened against the Acquired Fund or any of the Acquired Fund’s properties or assets. Neither AST nor the Acquired Fund knows of any facts that might form the basis for the institution of such proceedings. Neither AST nor the Acquired Fund is a party to or subject to the provisions of any order, decree, or judgment of any court or governmental body that materially adversely affects the Acquired Fund’s business or its ability to consummate the transactions contemplated herein or would be binding upon the Acquiring Fund as the successor to the Acquired Fund;

(e)        The Acquired Fund has no material contracts or other commitments (other than this Agreement or agreements for the purchase and sale of securities entered into in the ordinary course of business and consistent with its obligations under this Agreement) that will not be terminated at or before the Closing Date and no such termination will result in liability to the Acquired Fund (or the Acquiring Fund);

(f)         The statement of assets and liabilities of the Acquired Fund, and the related statements of operations and changes in net assets, as of and for the fiscal year ended September 30, 2015 have been audited by an independent registered public accounting firm retained by the Acquired Fund, and are in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied and fairly reflect, in all material respects, the financial condition of the Acquired Fund as of such date and the results of its operations for the period then ended, and all known liabilities, whether actual or contingent, of the Acquired Fund as of the date thereof are disclosed therein. The statement of assets and liabilities of the Acquired Fund, and the related statements of operations and changes in net assets, as of and for the six-month period ended March 31, 2016 are in accordance with GAAP consistently applied and fairly reflect, in all material respects, the financial condition of the Acquired Fund as of such date and the results of its operations for the period then ended, and all known liabilities, whether actual or contingent, of the Acquired Fund as of the date thereof are disclosed therein. The Statement of Assets and Liabilities (as defined below) will be in accordance with GAAP consistently applied and will fairly reflect, in all material respects, the financial condition of the Acquired Fund as of such date and the results of its operations for the period then ended. Except for the Assumed Liabilities, the Acquired Fund will not have any liabilities (whether absolute or contingent, known or unknown) on the Closing Date to which the Acquiring Fund or the Trust may have any liability. No significant deficiency, material weakness, fraud, significant change, or other factor that could significantly affect the internal controls of the Acquired Fund has been disclosed or is required to be disclosed in the Acquired Fund’s reports on Form N-CSR to enable the chief executive officer and chief financial officer or other officers of the Acquired Fund to make the certifications required by the Sarbanes-Oxley Act, and no deficiency, weakness, fraud, change, event or other factor exists that will be required to be disclosed in the Acquiring Fund’s Form N-CSR after the Closing Date;

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(g)        The current prospectus and statement of additional information of the Acquired Fund included in AST’s registration statement on Form N-1A (true and correct copies of which have been delivered to the Acquiring Fund) and each prospectus and statement of additional information of the Acquired Fund used at all times prior to the date of this Agreement conforms or conformed at the time of its use in all material respects to the applicable requirements of the Securities Act and the Investment Company Act and the rules and regulations of the Commission thereunder and does not or did not at the time of its use include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(h)        Since the most recent fiscal year end, except as specifically disclosed in the Acquired Fund’s prospectus, its statement of additional information as in effect on the date of this Agreement, or its semi-annual report for the six-month period ended March 31, 2016, there has not been any material adverse change in the Acquired Fund’s condition (financial or otherwise), assets, liabilities, business, or prospects, or any incurrence by the Acquired Fund of indebtedness, except for normal contractual obligations incurred in the ordinary course of business, or in connection with the settlement of purchases and sales of portfolio securities. For the purposes of this subparagraph (i) (but not for any other purpose of this Agreement), a decline in NAV per Acquired Fund Share arising out of its normal investment operations or a decline in market values of securities in the Acquired Fund’s portfolio or a decline in net assets of the Acquired Fund as a result of redemptions shall not constitute a material adverse change, provided that any such decline is not disproportionate to other mutual funds that follow a substantially similar investment program as the Acquired Fund;

(i) (1) For each taxable year of its operation since its inception, the Acquired Fund has satisfied, and for the current taxable year it will satisfy, the requirements of Subchapter M of the Code for qualification and treatment as a “regulated investment company.” The Acquired Fund shall have been eligible to compute its federal income tax under Section 852 of the Code and shall have computed its federal income tax under Section 852 of the Code. The Acquired Fund will qualify as a regulated investment company as of the Closing Date and will satisfy the diversification requirements of Section 851(b)(3) of the Code without regard to the last sentence of Section 851(d) of the Code. For any taxable year not yet completed as of the end of the day on the Closing Date, AST reasonably expects that the Acquiring Fund, as successor to the Acquired Fund, will be able to meet the requirements of Subchapter M of the Code for qualification and treatment as a regulated investment company and will be eligible to compute its federal income tax under Section 852 of the Code. The Acquired Fund has not taken any action, caused any action to be taken or caused any action to fail to be taken which action or failure could cause the Acquired Fund to fail to qualify as a regulated investment company under the Code;

(2)     Within the times and in the manner prescribed by law, the Acquired Fund has properly filed on a timely basis all Tax Returns (as defined below) that it was required to file, and all such Tax Returns were complete and accurate in all material respects. The Acquired Fund has not been informed by any jurisdiction that the jurisdiction believes that the Acquired Fund was required to file any Tax Return that was not filed; and the Acquired Fund does not know of any basis upon which a jurisdiction could assert such a position;

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(3)     The Acquired Fund has timely paid, in the manner prescribed by law, all Taxes (as defined below) that were due and payable or that were claimed to be due;

(4)     All Tax Returns filed by the Acquired Fund constitute complete and accurate reports of the respective Tax liabilities and all attributes of the Acquired Fund or, in the case of information returns and payee statements, the amounts required to be reported, and accurately set forth all items required to be included or reflected in such returns;

(5)     The Acquired Fund has not waived or extended any applicable statute of limitations relating to the assessment or collection of Taxes;

(6)     The Acquired Fund has not been notified that any examinations of the Tax Returns of the Acquired Fund are currently in progress or threatened, and no deficiencies have been asserted or assessed against the Acquired Fund as a result of any audit by the Internal Revenue Service or any state, local, or foreign taxing authority, and, to its knowledge, no such deficiency has been proposed or threatened;

(7)     The Acquired Fund has no actual or potential liability for any Tax obligation of any taxpayer other than itself. The Acquired Fund is not and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. The Acquired Fund is not a party to any Tax allocation, sharing, or indemnification agreement;

(8)     The unpaid Taxes of the Acquired Fund for tax periods through the Closing Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Statement of Assets and Liabilities, as defined in Paragraph 4.7, rather than in any notes thereto (the “Tax Reserves”). All Taxes that the Acquired Fund is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been timely paid to the proper governmental agency;

(9)     The Acquired Fund has delivered to the Acquiring Fund or made available to the Acquiring Fund complete and accurate copies of all Tax Returns of the Acquired Fund, together with all related examination reports and statements of deficiency for all periods not closed under the applicable statutes of limitations and complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, and any similar documents submitted by, received by or agreed to by or on behalf of the Acquired Fund. The Acquired Fund has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code;

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(10)   The Acquired Fund has not undergone, has not agreed to undergo, and is not required to undergo (nor will it be required as a result of the transactions contemplated in this Agreement to undergo) a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code. The Acquired Fund will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or before the Closing Date; (iii) installment sale or open transaction disposition made on or before the Closing Date; or (iv) prepaid amount received on or before the Closing Date;

(11)   The Acquired Fund will not have taken or agreed to take any action, and will not be aware of any agreement, plan, or other circumstance, that is inconsistent with the representations set forth in the Acquired Fund tax representation certificate to be delivered pursuant to Paragraph 6.5 (the “Acquired Fund Tax Representation Certificate”);

(12)   There are (and as of immediately following the Closing there will be) no liens on the assets of the Acquired Fund relating to or attributable to Taxes, except for Taxes not yet due and payable;

(13)   The Tax bases of the assets of the Acquired Fund are accurately reflected on the Acquired Fund’s Tax books and records; and

(14)   For purposes of this Agreement, “Taxes” or “Tax” shall mean all taxes, charges, fees, levies or other similar assessments, or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business, organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise, and other taxes imposed by the United States of America or any state, local, or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof; and “Tax Returns” shall mean all reports, returns, declarations, statements, or other information required to be supplied to a governmental or regulatory authority or agency, or to any other person, in connection with Taxes and any associated schedules or work papers produced in connection with such items.

(j)         All issued and outstanding Acquired Fund Shares are, and at the Closing Date will be, duly authorized, legally issued and outstanding, fully paid and non-assessable by the Acquired Fund. All of the issued and outstanding Acquired Fund Shares will, at the time of Closing, be held of record by the persons and in the amounts set forth in the Shareholder List submitted to the Acquiring Fund pursuant to Paragraph 2.5 hereof. The Acquired Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any Acquired Fund Shares, nor is there outstanding any security convertible into any Acquired Fund Shares;

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(k)        At the Closing Date, the Acquired Fund will have good and marketable title to the Acquired Assets, and full right, power, and authority to sell, assign, transfer, and deliver the Acquired Assets to the Acquiring Fund free of any liens or other encumbrances, and, upon delivery and payment for the Acquired Assets, the Acquiring Fund will acquire good and marketable title thereto free of any liens or other encumbrances, subject to no restrictions on the full transfer thereof, except such restrictions as might arise under the Securities Act;

(l)         Each of AST and the Acquired Fund has the power and authority to enter into and perform its obligations under this Agreement. AST’s Board of Trustees has determined that the Reorganization is in the best interests of the Acquiring Fund shareholders and is not dilutive of the interests of those shareholders. The execution, delivery, and performance by AST of this Agreement have been duly authorized by all necessary action on the part of AST’s Board of Trustees, and, subject to the approval of the Acquired Fund’s shareholders, assuming due authorization, execution, and delivery by the Trust on behalf of the Acquiring Fund, this Agreement will constitute a valid and binding obligation of each of AST and the Acquired Fund, enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights and to general equity principles;

(m)       The information furnished or to be furnished by the Acquired Fund to the Acquiring Fund for use in applications for orders, registration statements, proxy materials (including the proxy statement (“Proxy Statement”) forming part of the Trust’s Registration Statement on Form N-14 filed or to be filed in connection with this Agreement (the “N-14 Registration Statement”), and other documents that may be necessary in connection with the transactions contemplated hereby and any information necessary to compute the performance record of the Acquired Fund is on the date thereof, and at all times prior to the Closing Date shall be, accurate and complete and complies, and at all times prior to the Closing Date shall comply, in all material respects with the provisions of the Securities Act, the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the Investment Company Act and the rules and regulations thereunder, and does not, and at all times prior to the Closing Date shall not, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not false or misleading;

(n)        No consent, approval, authorization, or order of any court or governmental authority is required for the consummation by AST or the Acquired Fund of the transactions contemplated herein, except for the effectiveness of the N-14 Registration Statement;

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(o)        All of the issued and outstanding Acquired Fund Shares have been offered for sale and sold in compliance in all material respects with all applicable federal and state securities laws, except as may have been previously disclosed in writing to the Acquiring Fund;

(p)        The Acquired Fund currently complies in all material respects with, and since its organization has complied in all material respects with, the requirements of, and the rules and regulations under, the Investment Company Act, the Securities Act, the Exchange Act, state “Blue Sky” laws, and all other applicable federal and state laws or regulations. The Acquired Fund currently complies in all material respects with, and since its organization has complied in all material respects with, all investment objectives, policies, guidelines, and restrictions and any compliance procedures established by AST with respect to the Acquired Fund. All advertising and sales material used by the Acquired Fund complies in all material respects with and has complied in all material respects with the applicable requirements of the Securities Act, the Investment Company Act, the rules and regulations of the Commission, the rules regarding Duties and Conflicts and Supervision and Responsibilities Relating to Associated Persons of the Financial Industry Regulatory Authority (“FINRA”), the Conduct Rules of the National Association of Securities Dealers, Inc. (the “NASD”), state law, and any rules and regulations of any state regulatory authority. All registration statements, prospectuses, reports, proxy materials, or other filings required to be made or filed with the Commission, FINRA or any state securities authorities by AST with respect to the Acquired Fund have been duly filed and have been approved or declared effective, if such approval or declaration of effectiveness is required by law. Such registration statements, prospectuses, reports, proxy materials, and other filings under the Securities Act, the Exchange Act and the Investment Company Act (i) are or were in compliance in all material respects with the requirements of all applicable statutes and the rules and regulations thereunder and (ii) do not or did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not false or misleading;

(q)        Neither the Acquired Fund nor, to the knowledge of the Acquired Fund, any “affiliated person” of the Acquired Fund has been convicted of any felony or misdemeanor, described in Section 9(a)(1) of the Investment Company Act, nor, to the knowledge of the Acquired Fund, has any affiliated person of the Acquired Fund been the subject, or presently is the subject, of any proceeding or investigation with respect to any disqualification that would be a basis for denial, suspension, or revocation of registration as an investment adviser under Section 203(e) of the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), or Rule 206(4)-4(b) thereunder or of a broker-dealer under Section 15 of the Exchange Act, or for disqualification as an investment adviser, employee, officer, or director of an investment company under Section 9 of the Investment Company Act; and

(r)        The Acquired Fund Tax Representation Certificate to be delivered by AST, on behalf of the Acquired Fund, to the Acquiring Fund and Wilmer Cutler Pickering Hale and Dorr LLP at the Closing pursuant to Paragraph 6.4 will not on the Closing Date contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

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3.2.    Except as set forth on a disclosure schedule previously provided by the Acquiring Fund to the Acquired Fund, the Trust, on behalf of the Acquiring Fund, represents, warrants, and covenants to the Acquired Fund, which representations, warranties, and covenants will be true and correct on the date hereof and on the Closing Date as though made on and as of the Closing Date, as follows:

(a)        The Acquiring Fund is a series of the Trust. The Trust is a Massachusetts business trust duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Trust has the power to own all of its properties and assets and to perform the obligations under this Agreement. The Acquiring Fund is not required to qualify to do business in any jurisdiction in which it is not so qualified or where failure to qualify would subject it to any material liability or disability. Each of the Trust and the Acquiring Fund has all necessary federal, state, and local authorizations to own all of its properties and assets and to carry on its business as now being conducted;

(b)        The Trust is a registered investment company classified as a management company of the open-end type, and its registration with the Commission as an investment company under the Investment Company Act is in full force and effect;

(c)         The Trust is not in violation of, and the execution and delivery of this Agreement and performance of its obligations under this Agreement will not result in (i) a violation of, any provisions of the Trust’s Declaration of Trust, including all amendments thereto (collectively, the “Trust Declaration of Trust”), or By-Laws of the Trust or any material agreement, indenture, instrument, contract, lease, or other undertaking with respect to the Acquiring Fund to which it or the Trust is a party or by which the Acquiring Fund or any of its assets is bound, or (ii) the acceleration of any obligation, or the imposition of any penalty under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Acquiring Fund is a party or by which it is bound;

(d)        No litigation or administrative proceeding or investigation of or before any court or governmental body is currently pending or threatened against the Acquiring Fund or any of the Acquiring Fund’s properties or assets. Neither the Trust nor the Acquiring Fund knows of any facts that might form the basis for the institution of such proceedings. Neither the Trust nor the Acquiring Fund is a party to or subject to the provisions of any order, decree, or judgment of any court or governmental body that materially adversely affects the Acquiring Fund’s business, or its ability to consummate the transactions contemplated herein;

(e)        The N-14 Registration Statement, including the Proxy Statement and any amendments or supplements to the N-14 Registration Statement (other than written information furnished by the Acquired Fund for inclusion therein, as covered by the Acquired Fund’s warranties in Paragraph 3.1(n) hereof), on the date thereof and at all times prior to the Closing Date, will (i) not contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading and (ii) comply in all material respects with the provisions of the Securities Act, the Exchange Act and the Investment Company Act and the rules and regulations thereunder;

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(f) (1) The Acquiring Fund has no actual or potential liability for any Tax obligation of any taxpayer other than itself. The Acquiring Fund is not and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. The Acquiring Fund is not a party to any Tax allocation, sharing, or indemnification agreement;

(2)   The Acquiring Fund will not have taken or agreed to take any action, and will not be aware of any agreement, plan, or other circumstance, that is inconsistent with the representations set forth in the Acquiring Fund tax representation certificate to be delivered pursuant to Paragraph 5.4 (the “Acquiring Fund Tax Representation Certificate”);

(3)  The Acquiring Fund is a separate fund of the Trust within the meaning of Section 851(g) of the Code.

(g)        The Acquiring Fund Shares to be issued and delivered to the Acquired Fund for the account of the Acquired Fund Shareholders pursuant to the terms of this Agreement will have been duly authorized on the Closing Date and, when so issued and delivered, will be legally issued and outstanding, fully paid and non-assessable by the Acquiring Fund. The Acquiring Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any Acquiring Fund shares, nor is there outstanding any security convertible into any Acquiring Fund shares;

(h)        Each of the Trust and the Acquiring Fund has the power and authority to enter into and perform its obligations under this Agreement. The execution, delivery, and performance of this Agreement by the Trust have been duly authorized by all necessary action on the part of the Trust’s Board of Trustees, and, assuming due authorization, execution, and delivery by AST on behalf of the Acquired Fund, this Agreement will constitute a valid and binding obligation of each of AST and the Acquiring Fund, enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights and to general equity principles;

(i)         No consent, approval, authorization, or order of or filing with any court or governmental authority is required for the execution of this Agreement or the consummation of the transactions contemplated by the Agreement by the Acquiring Fund, except for the effectiveness of the N-14 Registration Statement;

(j)         The Acquiring Fund currently complies in all material respects with, and since its organization has complied in all material respects with, the requirements of, and the rules and regulations under, the Investment Company Act, the Securities Act, the Exchange Act, state “Blue Sky” laws, and all other applicable federal and state laws or regulations. All registration statements, prospectuses, reports, proxy materials, or other filings required to be made or filed with the Commission, FINRA, or any state securities authorities by the Trust with respect to the Acquiring Fund have been duly filed and have been approved or declared effective, if such approval or declaration of effectiveness is required by law. Such registration statements, prospectuses, reports, proxy materials, and other filings (other than written information furnished by the Acquired Fund for inclusion therein, as covered by the Acquired Fund’s warranties in Paragraph 3.1(n) hereof) under the Securities Act, the Exchange Act, and the Investment Company Act (i) are or were in compliance in all material respects with the provisions of the Securities Act, the Exchange Act, and the Investment Company Act and the rules and regulations thereunder and (ii) do not or did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not false or misleading;

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(k)        Neither the Acquiring Fund nor, to the knowledge of the Acquiring Fund, any “affiliated person” of the Acquiring Fund has been convicted of any felony or misdemeanor, described in Section 9(a)(1) of the Investment Company Act, nor, to the knowledge of the Acquiring Fund, has any affiliated person of the Acquiring Fund been the subject, or presently is the subject, of any proceeding or investigation with respect to any disqualification that would be a basis for denial, suspension, or revocation of registration as an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4)-4(b) thereunder or of a broker-dealer under Section 15 of the Exchange Act, or for disqualification as an investment adviser, employee, officer, or director of an investment company under Section 9 of the Investment Company Act;

(l)         For the taxable year that includes the Closing Date and for subsequent taxable periods, the Trust reasonably expects that the Acquiring Fund will meet the requirements of Subchapter M of the Code for qualification as a regulated investment company and will be eligible to, and will, compute its federal income tax under Section 852 of the Code; and

(m)       The Acquiring Fund Tax Representation Certificate to be delivered by the Acquiring Fund to the Acquired Fund and Wilmer Cutler Pickering Hale and Dorr LLP at Closing pursuant to Paragraph 5.4 will not on the Closing Date contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading.

4.	COVENANTS OF THE FUNDS

4.1.    The Acquired Fund will operate the Acquired Fund’s business in the ordinary course of business and will comply in all material respects with all applicable laws, rules and regulations between the date hereof and the Closing Date. It is understood that such ordinary course of business will include the declaration and payment of customary dividends and other distributions and any other dividends and other distributions necessary or advisable (except to the extent dividends or other distributions that are not customary may be limited by representations made in connection with the issuance of the tax opinion described in Paragraph 7.5 hereof), in each case payable either in cash or in additional shares.

4.2.    AST will call and hold a special meeting of the Acquired Fund’s shareholders to consider approval of this Agreement and act upon the matters set forth in the Proxy Statement.

4.3.    The Acquiring Fund will promptly prepare and file with the Commission the N-14 Registration Statement. The Acquired Fund will provide the Acquiring Fund with information reasonably requested for the preparation of the N-14 Registration Statement in compliance with the Securities Act, the Exchange Act, and the Investment Company Act.

4.4.    The Acquired Fund covenants and represents that the Acquiring Fund Shares to be issued hereunder are not being acquired by the Acquired Fund for the purpose of making any distribution thereof other than in accordance with the terms of this Agreement.

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4.5.    The Acquired Fund will assist the Acquiring Fund in obtaining such information as the Acquiring Fund reasonably requests concerning the beneficial ownership of the Acquired Fund Shares.

4.6.    Subject to the provisions of this Agreement, each Fund will take, or cause to be taken, all actions, and do or cause to be done, all things reasonably necessary, proper, or advisable to consummate the transactions contemplated by this Agreement. Each Fund will use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to effect the transactions contemplated by this Agreement as promptly as practicable.

4.7.    The Acquired Fund shall furnish to the Acquiring Fund on the Closing Date a statement of assets and liabilities of the Acquired Fund (“Statement of Assets and Liabilities”) as of the Closing Date, which statement shall be prepared in accordance with GAAP consistently applied and certified by the Acquired Fund’s Treasurer or Assistant Treasurer. As promptly as practicable, but in any case within 30 days after the Closing Date, the Acquired Fund shall furnish to the Acquiring Fund, in such form as is reasonably satisfactory to the Acquiring Fund, a statement of the earnings and profits of the Acquired Fund for federal income tax purposes, and of any capital loss carryovers and other items that will be carried over to the Acquiring Fund under the Code, and which statement will be certified by the Treasurer of the Acquired Fund.

4.8.    Neither Fund shall take any action that is inconsistent with the representations set forth in, with respect to the Acquired Fund, the Acquired Fund Tax Representation Certificate and, with respect to the Acquiring Fund, the Acquiring Fund Tax Representation Certificate.

4.9.    From and after the date of this Agreement and until the Closing Date, each Fund shall use its commercially reasonable efforts to cause the Reorganization to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Reorganization from qualifying, as a reorganization under the provisions of Section 368(a) of the Code. The parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the income tax regulations promulgated under the Code. Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, the parties hereto shall treat and report the transactions contemplated hereby as a reorganization within the meaning of Section 368(a)(1)(F) of the Code and shall not take any position inconsistent with such treatment.

4.10.  From and after the date of this Agreement and through the time of the Closing, each Fund shall use its commercially reasonable efforts to cause it to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent it from qualifying as a regulated investment company under the provisions of Subchapter M of the Code.

4.11.  The Acquired Fund shall prepare, or cause to be prepared, all of its Tax Returns for taxable periods that end on or before the Closing Date and shall timely file, or cause to be timely filed, all such Tax Returns. The Acquired Fund shall make any payments of Taxes required to be made by it with respect to any such Tax Returns.

4.12.  (a) From and after the Closing, the Acquired Fund will, from time to time, as and when reasonably requested by the Acquiring Fund, execute and deliver or cause to be executed and delivered all such assignments and other instruments and will take or cause to be taken such further actions as the Acquiring Fund may reasonably deem necessary or desirable in order to carry out the intent and purpose of this Agreement.

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  (b) From and after the Closing, the Acquiring Fund will, from time to time, as and when reasonably requested by the Acquired Fund, execute and deliver or cause to be executed and delivered all such assumptions and other instruments and will take or cause to be taken such further actions as the Acquired Fund may reasonably deem necessary or desirable in order to carry out the intent and purpose of this Agreement.

5.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRED FUND

The obligations of the Acquired Fund to complete the transactions provided for herein shall be, at its election, subject to the following conditions, unless waived by the Acquired Fund in writing (other than the condition set forth in Paragraph 5.4, which condition is not waivable):

5.1.    All representations and warranties by the Trust, on behalf of the Acquiring Fund, contained in this Agreement shall be true and correct in all material respects as of the date hereof (in each case, as such representations and warranties would read as if all qualifications as to materiality were deleted therefrom) and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date with the same force and effect as if made on and as of the Closing Date;

5.2.    The Acquiring Fund shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by Acquiring Fund on or before the Closing Date;

5.3.    The Trust shall have delivered to AST on the Closing Date a certificate of the Trust, on behalf of the Acquiring Fund, executed in its name by its President or Vice President and its Treasurer or Assistant Treasurer, in form and substance satisfactory to AST and dated as of the Closing Date, to the effect that each of the conditions to Closing in this Section 5 have been met, and as to such other matters as AST shall reasonably request; and

5.4.    The Trust, on behalf of the Acquiring Fund, shall have delivered to AST and Wilmer Cutler Pickering Hale and Dorr LLP an Acquiring Fund Tax Representation Certificate, satisfactory to AST and Wilmer Cutler Pickering Hale and Dorr LLP concerning certain tax-related matters with respect to the Acquiring Fund.

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING FUND

The obligations of the Acquiring Fund to complete the transactions provided for herein shall be, at its election, subject to the following conditions, unless waived by the Acquiring Fund in writing (other than the condition set forth in Paragraph 6.5, which condition is not waivable):

6.1.    All representations and warranties of AST, on behalf of the Acquired Fund, contained in this Agreement shall be true and correct in all material respects as of the date hereof (in each case, as such representations and warranties would read as if all qualifications as to materiality were deleted therefrom) and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date with the same force and effect as if made on and as of the Closing Date;

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6.2.    The Acquired Fund shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by Acquired Fund on or before the Closing Date;

6.3.    AST shall have delivered to the Acquiring Fund the Statement of Assets and Liabilities of the Acquired Fund pursuant to Paragraph 4.8, together with a list of its portfolio securities showing the federal income tax bases by lot and holding periods of such securities, as of the Closing Date, certified by AST’s Treasurer or Assistant Treasurer;

6.4.    AST shall have delivered to the Trust on the Closing Date a certificate of AST, on behalf of the Acquired Fund, executed in its name by its President or Vice President and a Treasurer or Assistant Treasurer, in form and substance reasonably satisfactory to the Trust and dated as of the Closing Date, to the effect that each of the conditions to Closing in this Section 6 have been met, and as to such other matters as the Trust shall reasonably request;

6.5.    AST, on behalf of the Acquired Fund, shall have delivered to the Trust and Wilmer Cutler Pickering Hale and Dorr LLP an Acquired Fund Tax Representation Certificate, satisfactory to the Trust and Wilmer Cutler Pickering Hale and Dorr LLP concerning certain tax-related matters with respect to the Acquired Fund.

7.	FURTHER CONDITIONS PRECEDENT

If any of the conditions set forth below does not exist on or before the Closing Date with respect to either party hereto, the other party to this Agreement shall, at its option, not be required to consummate the transactions contemplated by this Agreement:

7.1.    This Agreement and the transactions contemplated herein shall have been approved by the requisite vote of the Acquired Fund’s shareholders in accordance with the provisions of AST’s Declaration and By-Laws, and certified copies of the resolutions evidencing such approval by the Acquired Fund’s shareholders shall have been delivered by the Acquired Fund to the Acquiring Fund. Notwithstanding anything herein to the contrary, neither party hereto may waive the conditions set forth in this Paragraph 7.1;

7.2.    On the Closing Date, no action, suit or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein;

7.3.    All consents of other parties and all other consents, orders and permits of federal, state, and local regulatory authorities (including those of the Commission and of state Blue Sky and securities authorities) deemed necessary by either party hereto to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of either party hereto, provided that either party may waive any such conditions for itself;

7.4.    The N-14 Registration Statement shall have become effective under the Securities Act and no stop orders suspending the effectiveness of such Registration Statement shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the Securities Act;

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7.5.    The parties shall have received an opinion of Wilmer Cutler Pickering Hale and Dorr LLP, satisfactory to the Trust and AST and subject to customary assumptions and qualifications, substantially to the effect that for federal income tax purposes the acquisition by the Acquiring Fund of the Acquired Assets solely in exchange for the issuance of Acquiring Fund Shares to the Acquired Fund and the assumption of the Assumed Liabilities by the Acquiring Fund, followed by the distribution by the Acquired Fund, in liquidation of the Acquired Fund, of Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund Shares and the termination of the Acquired Fund, will constitute a “reorganization” within the meaning of Section 368(a) of the Code. Notwithstanding anything herein to the contrary, neither party hereto may waive the conditions set forth in this Paragraph 7.5.

8.	BROKERAGE FEES AND EXPENSES

8.1.    Each party hereto represents and warrants to the other party hereto that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.

8.2.    Each party acknowledges and agrees that (i) all expenses of the Trust or the Acquiring Fund directly incurred in connection with the Reorganization will be borne by EULAV Asset Management, Acquiring Fund’s manager (the “Manager”), (ii) the Manager will bear the costs of printing and mailing proxy materials to the Acquired Fund shareholders and soliciting proxies from, and the vote of, the Acquired Fund shareholders regarding the Reorganization, and (iii) all expenses of AST or the Acquired Fund not to be borne by the Manager pursuant to clause (ii) and directly incurred in connection with the Reorganization will be borne by Alpha Capital; provided, however, that expenses will in any event be paid by the party directly incurring such expenses if and to the extent that the payment by another person of such expenses would result in (i) the Reorganization not constituting a “reorganization” within the meaning of Section 368(a) of the Code or (ii) any tax to the Acquired Fund shareholders. Each party acknowledges and agrees that as a result of Paragraph 1.3 and this Paragraph 8.2 none of the Trust, the Acquiring Fund or the Manager shall have any liability for any liabilities, costs or charges related to the Acquired Fund’s expense limitation arrangement (including, but not limited to, any recoupment by Alpha Capital of any fees or expenses previously waived and/or reimbursed thereunder), and the Manager has waived its rights to any such recoupment.

9.	ENTIRE AGREEMENT; SURVIVAL OF WARRANTIES

9.1.    Each of the Trust and AST agrees that neither party has made any representation, warranty, or covenant not set forth herein or referred to in Paragraphs 3.1 or 3.2 hereof and that this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.

9.2.    The representations and warranties contained in this Agreement or in any document delivered pursuant hereto or in connection herewith and any covenant to be performed in whole or in part after the Closing shall survive the consummation of the transactions contemplated hereunder.

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10.	TERMINATION

10.1.  This Agreement may be terminated by the mutual agreement of the Trust and AST. In addition, either party may at its option terminate this Agreement at or before the Closing Date:

(a)        because of a material breach by the other party of any representation, warranty, covenant or agreement contained herein to be performed at or before the Closing Date;

(b)        because of a condition herein expressed to be precedent to the obligations of the terminating party that has not been met and that reasonably appears will not or cannot be met by September 30, 2016;

(c)        by resolution of the Trust’s Board of Trustees if circumstances should develop that, in the good faith opinion of such Board, make proceeding with the Agreement not in the best interests of the Acquiring Fund’s shareholders;

(d)        by resolution of AST’s Board of Trustees if circumstances should develop that, in the good faith opinion of such Board, make proceeding with the Agreement not in the best interests of the Acquired Fund’s shareholders; or

(e)        if the transactions contemplated by this Agreement shall not have occurred on or before September 30, 2016, or such other date as the parties may mutually agree upon in writing.

10.2.  In the event of any such termination, there shall be no liability for damages on the part of the Trust, the Acquiring Fund, AST, or the Acquired Fund, or the Trustees or officers of either AST or the Trust, but each party shall bear the expenses incurred by it incidental to the preparation and carrying out of this Agreement.

11.	AMENDMENTS

This Agreement may be amended, modified or supplemented in such manner as may be mutually agreed upon in writing by the authorized officers of AST and the Trust; provided, however, that following the meeting of the Acquired Fund’s shareholders called by AST pursuant to Paragraph 4.2 of this Agreement, no such amendment may have the effect of changing the provisions regarding the method for determining the number of Acquiring Fund Shares to be received by the Acquired Fund Shareholders under this Agreement to their detriment without their further approval; provided, further, however, that nothing contained in this Section 11 shall be construed to prohibit the parties from amending this Agreement to change the Closing Date.

12.	NOTICES

Any notice, report, statement or demand required or permitted by any provision of this Agreement shall be in writing and shall be given by prepaid telegraph, telecopy or certified mail addressed to the applicable Fund at its principal business address.

13.	HEADINGS; COUNTERPARTS; GOVERNING LAW; ASSIGNMENT

13.1.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.2.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

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13.3.  This Agreement shall be governed and construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflict of laws; provided, however, that the due authorization, execution and delivery of this Agreement by the Trust and AST shall be governed and construed in accordance with the internal laws of the state of each party’s incorporation or formation, without giving effect to principles of conflict of laws; provided that, in the case of any conflict between those laws and the federal securities laws, the latter shall govern.

13.4.  This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by either party without the prior written consent of the other party hereto. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, or other entity, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

13.5   Massachusetts Business Trust. The parties acknowledge and agree that the Trust is a Massachusetts business trust, the operations of which are governed by its Declaration of Trust, a copy of which is on file with the Office of the Secretary of the Commonwealth of Massachusetts. It is understood and expressly stipulated and agreed that none of the shareholders, trustees, officers, employees, representatives or agents of the Trust or the Acquiring Fund shall be personally liable for any acts or obligations of the Trust or the Acquiring Fund. All persons dealing with the Acquiring Fund must look solely to the property of the Acquiring Fund for enforcement of any rights, obligations, claims or remedies against either the Acquiring Fund or the Trust with respect to the Acquiring Fund. No series of the Trust shall have liabilities or obligations on account of, or with respect to, any other series of the Trust.

[End of Text]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first set forth above by its President or Vice President and attested by its Secretary or Assistant Secretary.

Attest:	VALUE LINE FUNDS INVESTMENT TRUST, on behalf of its series, Value Line Defensive Strategies Fund

By:	By:
Name:	Name:
Title:	Title:

Attest:	ADVISORS SERIES TRUST, on behalf of its series, Alpha Defensive Alternatives Fund

By:	By:
Name:	Name:
Title:	Title:

With respect to Paragraph 8.2 of this Agreement only:

Attest:	EULAV ASSET MANAGEMENT

By:	By:
Name:	Name:
Title:	Title:

Attest:	ALPHA CAPITAL FUNDS MANAGEMENT LLC

By:	By:
Name:	Name:
Title:	Title:

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